Filed Pursuant to Rule 433

Dated August 10, 2009

Registration Statement No. 333-160009

Relating to

Preliminary Prospectus Supplement Dated August 10, 2009 to

Prospectus dated June 16, 2009

Federal Realty Investment Trust

5.95% Notes due 2014

Term sheet dated August 10, 2009

Issuer:	Federal Realty Investment Trust

Security:	5.95% notes due August 15, 2014

Size:	$150,000,000

Maturity Date:	August 15, 2014

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2010

Benchmark Treasury:	2.625% UST due July 31, 2014

Benchmark Treasury Yield and Price:	2.774%; 99-10

Yield to Maturity:	6.149%

Spread to Benchmark Treasury:	337.5 basis points

Coupon (Interest Rate):	5.95% per year

Price to Public:	99.153% of principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	August 10, 2009

Settlement Date:	T+3; August 13, 2009

Aggregate Price to Public:	$148,729,500

Redemption Provision:	Make-whole call at any time based on U.S. Treasury plus 50 basis points (0.50%)

CUSIP/ISIN:	313747AQ0/US313747AQ05

Joint Book-Running Managers:	J.P. Morgan Securities Inc.	$52,500,000

	Wells Fargo Securities, LLC	$52,500,000

Co-Managers:	Citigroup Global Markets Inc.	$11,250,000

	PNC Capital Markets LLC	$11,250,000

	Morgan Keegan & Company, Inc.	$7,500,000

	SunTrust Robinson Humphrey, Inc.	$7,500,000

	Capital One Southcoast, Inc.	$4,500,000

	U.S. Bancorp Investments, Inc.	$3,000,000

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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